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                                                                    EXHIBIT 23


Consent of Independent Auditors


The Board of Directors
Am Communications, Inc.

We consent to incorporation by reference in the registration statements on Form S-8 (No. 33-53822 and No. 33-81500) of AM Communications, Inc. of our report dated May 27, 1998, except as to Note 14, as to which the date is July 9, 1998, relating to the balance sheets of AM Communications, Inc. as of March 28, 1998 and March 29, 1997 and the related statements of operations, stockholders' equity, and cash flows for the years then ended, which report is included in the March 28, 1998 Annual Report of Form 10-KSB of AM Communications, Inc.


KPMG Peat Marwick LLP




Philadelphia, Pennsylvania
July 9, 1998